Pricing Supplement to the Prospectus dated January 5, 2007 and the
                  Prospectus Supplement dated January 5, 2007

           [RBC LOGO]      US$5,000,000

                           Royal Bank of Canada

                           Senior Global Medium-Term Notes, Series C
                           Redeemable Daily Range Accrual Notes due May 31, 2022

Issuer:                    Royal Bank of Canada ("Royal Bank")

Issue Date:                May 31, 2007

Maturity Date and Term:    May 31, 2022 (resulting in a term to maturity of
                           fifteen years)

Denomination:              US$1,000 and integral multiples of US$1,000 in excess
                           thereof (except that non-U.S. investors may be subject to higher minimums).

Interest Payment Dates:    Interest payments shall be made semi-annually in
                           arrears on the last day of each month of May and November, commencing November 30, 2007 to and including the maturity date.

Coupon Period:             The coupon period shall be each period from and
                           including an interest payment date (or, for the first coupon period, May 31, 2007) to but not including the next interest payment date.

Coupon Rate:               8.75%

Interest Payments:         For each coupon period, the interest payment shall be
                           the principal amount multiplied by the Coupon Rate multiplied by the range fraction, A/B. The `coupon period' shall be each period from and including an interest payment date (or, for the first coupon period, May 31, 2007) to, but not including, the next interest payment date. Interest on the Notes will accrue on the basis of a 360-day year of twelve
                           30-day months.

                           8.75 %      x      A / B      x      Principal Amount

                           Where: A = Actual number of days in the coupon period for which the reference rate is within the Range - at or below the Cap Level and at or above the Floor Level and,

                           B = Actual number of days in the coupon period.

Range:                     For Coupon Periods During    Cap Level    Floor Level
                           May 31, 2007 - May 31, 2022    6.40%        0.00%

Reference Rate:            1-Month USD LIBOR

Optional Redemption:       Royal Bank may, at its option, elect to redeem the
                           Notes in whole on May 31, 2008 or on any interest payment date thereafter (each such date, and `optional redemption date') at 100% of their principal amount plus accrued interest to but excluding such optional redemption date.

Clearance and Settlement:  DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Description of Securities We May Offer--Ownership and Book-Entry Issuance" in the accompanying prospectus).

CUSIP Number:              78008EJP3

Listing: The Notes will not be listed on any securities exchange or quotation system.

Calculation Agent:         The Bank of New York

Terms Incorporated in the  All of the terms appearing above this item on the
Master Note                cover page of this pricing supplement and the terms
                           appearing under the caption "Specific Terms of the Note" below.

Investing in the Notes involves risks that are described in the "Risk Factors" section beginning on page P-1 of this pricing supplement and page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

                                                                                              Proceeds to
                                   Price to Public            Agent's Commission              Royal Bank
                                   ---------------            ------------------              ----------
Per Note...................            100.00%                       1.95 %                      98.05%
Total......................          US$4,000,000                  US$78,000                  US$3,922,000

                         RBC Capital Markets Corporation

                      Pricing Supplement dated May 29, 2007






                      [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                             TABLE OF CONTENTS
Pricing Supplement
Risk Factors.................................................................................   P-1
Specific Terms of the Notes..................................................................   P-2
Use of Proceeds and Hedging..................................................................   P-6
Supplemental Tax Considerations..............................................................   P-7
Supplemental Plan of Distribution............................................................   P-9
Documents Filed as Part of the Registration Statement........................................   P-9

Prospectus Supplement
About This Prospectus Supplement.............................................................   S-1
Risk Factors.................................................................................   S-1
Use of Proceeds..............................................................................   S-4
Description of the Notes We May Offer........................................................   S-5
Certain Income Tax Consequences..............................................................  S-22
Supplemental Plan of Distribution............................................................  S-34
Documents Filed as Part of the Registration Statement........................................  S-39

Prospectus
Documents Incorporated by Reference..........................................................     1
Where You Can Find More Information..........................................................     2
About This Prospectus........................................................................     3
Caution Regarding Forward-Looking Information................................................     4
Royal Bank of Canada.........................................................................     4
Risk Factors.................................................................................     5
Use of Proceeds..............................................................................     5
Consolidated Ratios of Earnings to Fixed Charges.............................................     5
Capitalization and Indebtedness..............................................................     6
Description of Securities We May Offer.......................................................     6
The Trustee..................................................................................    22
Tax Consequences.............................................................................    22
Plan of Distribution.........................................................................    22
Benefits Plan Investor Considerations........................................................    24
Validity of Securities.......................................................................    25
Experts......................................................................................    25
Limitation on Enforcement of U.S. Laws Against RBC, Our Management and Others................    25
Documents Filed as Part of the Registration Statement........................................    26

                                  RISK FACTORS

     The Redeemable Daily Range Accrual Notes due May 31, 2022 (the "Notes") are medium-term notes issued by Royal Bank offering a coupon linked to the level of a reference rate compared to the specified applicable range and redeemable at the option of Royal Bank. The Notes may be offered to certain investors outside the United States in accordance with applicable local law. We urge non-U.S. investors to read "Risk Factors--Non-U.S. Investors May Be Subject to Certain Additional Risks". References to the "prospectus" mean our accompanying prospectus, dated January 5, 2007, and references to the "prospectus supplement" mean our accompanying prospectus supplement, dated February 28, 2007, which supplements the prospectus. Capitalized terms used in this pricing supplement, which are defined in the accompanying prospectus or prospectus supplement shall have the meanings assigned to them in the prospectus or prospectus supplement.

     The Notes are subject to special considerations. An investment in the Notes entails risks that are not associated with an investment in conventional floating-rate or fixed rate debt securities. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their financial and legal advisers, of the suitability of the Notes in light of their particular financial circumstances. We urge you to carefully read the following risk factors, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement.

The Interest Payment on the Notes May Be Less Than the Specified Coupon

     The interest payment will be the specified coupon on the Notes during any coupon period, multiplied by a fraction, the numerator of which will the actual number of days in that coupon period for which the reference rate is at or below the cap level and above the floor level, and the denominator of which will be the actual number of days in that coupon period. This range fraction will be less than one if the reference rate falls outside of the indicated range for one or more days in any coupon period, and hence, the interest payment will be less than the coupon for that coupon period.

Royal Bank May Redeem the Notes at Its Option

     Royal Bank may, at its option, elect to redeem the Notes in whole on certain dates. Prospective purchasers of the Notes should consider that Royal Bank is more likely to redeem the Notes if the interest rate payable on instruments of comparable maturity and credit rating trading in the market is lower than then current interest rate of the Notes resulting from the level of the reference rate relative to the applicable range.

There May Not Be an Active Trading Market in the Notes--Sales in the Secondary Market May Result in Significant Losses.

     There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. RBC Capital Markets Corporation currently intends to make a market for the Notes, although it is not required to do so. RBC Capital Markets Corporation or any other affiliate of Royal Bank may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

     If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

The Market Value of the Notes May Be Influenced by Unpredictable Factors.

     The market value of your Notes may fluctuate between the date you purchase them and the maturity date. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the reference rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

     o supply and demand for the Notes, including inventory positions with RBC Capital Markets Corporation or any other market-maker;

     o interest rates in the market and expectations about future interest rates;

     o    the time remaining to the maturity of the Notes;

     o    the creditworthiness of Royal Bank; and

     o economic, financial, political, regulatory or judicial events that affect stock markets generally.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

     The tax treatment of the Notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the sections entitled "Summary--What Are the Tax Consequences?" and "Supplemental Tax Considerations" in this pricing supplement, and the section "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisors about your own tax situation.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

     The Bank of New York will serve as the calculation agent. The Bank of New York will, among other things, determined the amount of interest payable on the Notes. We may change the calculation agent after the original issue date without notice to you. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent". The calculation agent may exercise its judgment when performing its functions. For example, the calculation agent may have to determine the reference rate in certain circumstances. Since this determination by the calculation agent will affect interest payments on the Notes and the calculation agent is selected and paid by us, the calculation agent may have a conflict of interest if it needs to make any such decision.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

     The Notes are denominated in U.S. dollars. If you are a non-U.S. investor who purchased the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or income of your investment.

     This pricing supplement contains a general description of certain U.S. and Canadian tax considerations relating to the Notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving payments of principal or other amounts under the Notes.

                           SPECIFIC TERMS OF THE NOTES

     In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of the Notes We May Offer--Legal Ownership" in the accompanying prospectus supplement and "Description of the Securities We May Offer--Ownership and Book-Entry Issuance" in the accompanying prospectus.

     The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C" (the "medium-term notes") that we may issue under the senior indenture, dated October 23, 2003, as amended, between Royal Bank and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all medium-term notes are described in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and prospectus supplement and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

     Please note that the information about the price to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     We describe the terms of the Notes in more detail below.

Denomination

     We will offer the Notes in denominations of US$1,000 and integral multiples of US$1,000 in excess thereof (except that non-U.S. investors may be subject to higher minimums).

Defeasance

     There shall be no defeasance, full or covenant, applicable to the Notes.

Interest Payment Dates

     Interest payments shall be made semi-annually in arrears on the last day of each month of May and November, commencing November 30, 2007 to and including the maturity date.

Coupon Period

     The coupon period shall be each period from and including an interest payment date (or, for the first coupon period, May 31, 2007) to but not including the next interest payment date.

Coupon Rate

     The coupon rate shall be 8.75% for each Coupon Period.

Interest Payments

     For each Coupon Period, the interest payment shall be the principal amount multiplied by the coupon rate multiplied by the range fraction, A/B. Interest on the Notes will accrue on the basis of a 360-day year of twelve 30-day months based on the following formula:

              8.75 %     x     A / B     x     Principal Amount


     Where:

     A = Actual number of days in the coupon period for which the reference rate is within the range - at or below the Cap Level and at or above the Floor Level and,

     B = Actual number of days in the coupon period.

     Range

       For Coupon Periods During           Cap Level        Floor Level

       May 31, 2007 - May 31, 2022         6.40%            0.00%

Payment at Maturity

     On the maturity date the holder will receive the principal amount of their Notes, plus any accrued and unpaid interest.

     Reference Rate

     The reference rate, LIBOR, will be determined by the calculation agent in accordance with the following provisions in the order set forth below:

     o On any day in each coupon period, the reference rate will be the average rate for deposits in U.S. dollars for a period of one month which appears on the Telerate LIBOR Page 3750 as of 11:00 a.m., London time on that day.

     o On any day in each coupon period on which such rate does not appear on the Telerate LIBOR Page 3750 as specified above, the reference rate will be determined on the basis of the arithmetic mean (rounded to the nearest one-thousandth of one percent, with 0.0005 being rounded up) of the rates at which a deposit in an amount of US$4 million are offered by four major banks in the London interbank market selected by the calculation agent (the "reference banks") at approximately 11:00 a.m., London time, on that day to prime banks in the London interbank market for a period of three months. The calculation agent will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that day will be determined by the calculation agent.

     Except as provided below, the reference rate on any day that is not a business day in each coupon period shall be the applicable reference rate calculated for the immediately preceding business day. For each coupon period, on any day following the day that is five business days prior to the interest payment date (the "final reference rate date"), the reference rate is equal to the reference rate calculated on the final reference rate date.

     "Telerate" means, when used in connection with any designated page and any rate, the display page so designated on Telerate Service (or such other page as may replace that page on such service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to that rate).

     Historically, the reference rate has experienced significant fluctuations. Any historical upward or downward trend in the reference rate level during any period shown below is not an indication that level of the reference rate is more or less likely to increase or decrease at any time during the term of the Notes. The historical reference rate levels do not give an indication of future levels of the reference rate. Royal Bank cannot make any assurance that the future levels of the reference rate will result in holders of the Notes receiving interest payments at the specified coupon. The reference rate on May 25, 2007 was 5.32%. The graph below sets forth the historical performance of the reference rate from May 1, 1992 through May 25, 2007.



                                  1 Month LIBOR
                            (5/11/1992 - 1/19/2007)
                                 [CHART OMITTED]



               Source: Bloomberg L.P.

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

     Optional Redemption

     Royal Bank may, at its option, elect to redeem the Notes in whole on each optional redemption date at 100% of their principal amount plus accrued interest to but excluding such optional redemption date. In the event Royal Bank elects to redeem the Notes, notice will be given to the registered holders not more than 60 nor less than 30 calendar days prior to the option redemption date.

     Manner of Payment and Delivery

     Any payment on or delivery of the Notes at maturity (or upon redemption) will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

     Business Day

     When we refer to a business day with respect to the Notes, we mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City or Toronto, Canada, are authorized or obligated by law or executive order to close.

     Following Business Day, Unadjusted

     If any interest payment date or the day the principal amount becomes due and payable shall be a day that is not a business day, the payment shall be postponed to the first following day that is a business day and no interest shall be paid in respect of the delay.

     Role of Calculation Agent

     The Bank of New York will act as the calculation agent. The calculation agent will determine, among other things, the reference rate applicable for each coupon period, the interest payment dates and whether a day is a business day. All determinations made by the calculation agent will be at the sole discretion of the calculation agent. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent. We may appoint a different calculation agent from time to time without your consent and without notifying you.

                           USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under "Use of Proceeds." We or our affiliates may also use those proceeds in connection with transactions intended to hedge our obligations under the Notes. The original issue price of the Notes includes the agent's commission paid with respect to the Notes which commission includes the reimbursement of certain issuance costs and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No Note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

                         SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

     Supplemental U.S. Tax Considerations

     The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus. It applies to you only if you acquire your Note in the offering at the offering price and you hold your Note as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     o    a dealer in securities or currencies;

     o a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

     o    a bank;

     o    a life insurance company;

     o    a tax-exempt organization;

     o    a partnership or other pass-through entity,

     o a person that owns a note as a hedge or that is hedged against interest rate risks;

     o a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

     o a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

     This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

     You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

     This subsection describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Note and you are for U.S. federal income tax purposes:

     o    a citizen or resident of the United States;

     o    a domestic corporation;

     o an estate whose income is subject to U.S. federal income tax regardless of its source; or

     o a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

     Your Note will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes (the "Contingent Debt Rules"). The terms of your Note require you and us (in the absence of an administrative determination or a judicial ruling to the contrary) to treat your Note for all tax purposes as a debt instrument subject to the Contingent Debt Rules. By purchasing your Note, you agree to these terms.

     Under the Contingent Debt Rules, you will be required to take into income an amount of interest for each accrual period determined by constructing a projected payment schedule for your Note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed-rate debt instrument with terms and conditions similar to your note (the "comparable yield") and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your Note prior to your receipt of cash attributable to such income. You may obtain the comparable yield and projected payment schedule from us by contacting the Royal Bank of Canada, Structured Note Department at (416) 842-6179.

     The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your Note, and we make no representation regarding the amount of contingent payments with respect to your Note.

     You will recognize gain or loss upon the sale, exchange, redemption or maturity of your Note in an amount equal to the difference, if any, between the fair market value of the amount you receive at such time and your adjusted basis in your Note. In general, your adjusted basis in your note will equal the amount you paid for your Note, increased by the amount of interest you previously accrued with respect to your Note in accordance with the comparable yield.

     Any gain you recognize upon the sale, exchange, redemption or maturity of your Note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, capital loss.

     Supplemental Canadian Tax Considerations

     The discussion below supplements the discussion under "Certain Income Tax Consequences-- Certain Canadian Income Tax Consequences" in the attached prospectus supplement and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus supplement).

     Interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     With respect to the Notes, Royal Bank will agree to sell to RBC Capital Markets Corporation, and RBC Capital Markets Corporation will agree to purchase from Royal Bank, the denomination of the Note specified, at the price specified on the front cover of this preliminary pricing supplement. RBC Capital Markets Corporation intends to resell each Note it purchases at the original issue price specified in the final pricing supplement. In the future, RBC Capital Markets Corporation, RBC Dain Rauscher Inc. or another of our affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We expect that delivery of the Notes will be made against payment for the Notes on or about May 31, 2007, which is the second (2nd) business day following the Pricing Date (this settlement cycle being referred to as "T+2"). For more information about the plan of distribution, the distribution agreement and possible market-making activities, see "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

     To the extent the underwriter resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an "underwriter" of the notes as such term is defined in the Securities Act of 1933, as amended.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.






                                  US$5,000,000

                                   [RBC LOGO]

                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C
              Redeemable Daily Range Accrual Notes due May 31, 2022



                                  May 29, 2007